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                                                                    Exhibit 23.2




INDEPENDENT AUDITORS' CONSENT

We consent to the use in this amended Registration Statement of NCRIC Group, Inc. and subsidiaries on Form S-1 of our report dated February 15, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Note 1 in the consolidated financial statements regarding the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets"), appearing in the Prospectus, which is a part of this amended Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

McLean, VA

May 12, 2003